Exhibit 11.1

	Total Shares	Weighted Average Year
Year Ended December 31, 2004
Shares outstanding January 1, 2004	24,607,731	24,607,731
Shares issued for Criticom (contingent) purchase	34,091	33,625	361/366
Shares issued upon conversion of debt:
April 26, 2004	36,036	24,516	249/366
June 2, 2004	3,604	2,088	212/366
Shares outstanding December 31, 2004	24,681,462	24,667,960

Net income (loss)		$(11,717,000)

Net income (loss) per share		$(0.47)

Year Ended December 31, 2005
Shares outstanding January 1, 2005	24,681,462	24,681,462
Shares of Treasury Stock purchased on:
November 28, 2005	(5,000)	(452)	33/365
December 2, 2005	(13,436)	(1,068)	29/365
December 6, 2005	(100,000)	(6,849)	25/365
December 8, 2005	(76,700)	(4,833)	23/365
December 9, 2005	(66,700)	(4,020)	22/365
December 12, 2005	(9,600)	(500)	19/365
December 13, 2005	(3,500)	(173)	18/365
December 14, 2005	(6,615)	(308)	17/365
December 16, 2005	(15,308)	(629)	15/365
December 21, 2005	(15,767)	(432)	10/365
Shares outstanding December 31, 2004	24,368,836	24,662,198

Net income (loss)		$(22,332,000)

Net income (loss) per share		$(0.91)

Year Ended December 31, 2006
Shares outstanding January 1, 2006	24,368,836	24,368,836
Shares outstanding December 31, 2006	24,368,836	24,368,836

Net income (loss)		$(83,915,000)

Net income (loss) per share		$(3.44)